Exhibit 99.1

[LETTERHEAD OF FIRST BUSEY CORPORATION]

August 26, 2024

Michael J. Maddox

At the address provided to the Corporation

Dear Michael:

Reference is made to the Agreement and Plan of Merger, dated as of August 26, 2024, between First Busey Corporation (the “Corporation”) and CrossFirst Bankshares, Inc. (“CrossFirst”) (as such agreement may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), your Employment Agreement, dated as of June 1, 2020, by and between you and CrossFirst (your “Employment Agreement”) and the CrossFirst Bankshares, Inc. Senior Executive Severance Plan effective as of May 3, 2022 (the “Severance Plan”). The effectiveness of the terms of this letter agreement shall be conditioned upon the Closing. Notwithstanding anything in this agreement to the contrary, in the event that the Merger Agreement terminates prior to Closing, this letter agreement shall be void ab initio. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement, except as otherwise noted.

As you are aware, the Merger Agreement contemplates that, as of the Closing Date, you will serve as President and Executive Vice Chairman of the Board of Directors of the Surviving Corporation (the “Board”) reporting to the CEO of the Surviving Corporation and as Chief Executive Officer of Busey Bank reporting to the Executive Chairman of the Board of Directors of Busey Bank (the “Bank Board”). As of the earlier of (a) the 12-month anniversary of the closing of the Bank Merger and (b) the 18-month anniversary of the Effective Time, you will also serve as Chief Executive Officer of the Surviving Corporation and begin reporting to the Board and the Bank Board. The roles described in this paragraph are referred to as the “Succession Plan.”

This letter agreement confirms to you, and you agree, that your Employment Agreement shall be amended as follows:

1.	Compensation. Following the Closing Date and through later of (x) the three-year anniversary of the Closing Date and (y) the two-year anniversary of the Bank Merger (the “Specified Period”), your base salary, annual bonus and long-term incentive awards will be reviewed from time to time based on personal performance, company performance and market conditions and benchmarked against market compensation packages for chief executive officers at comparable financial institutions, and will be no less than those paid to the Executive Chairman of the Board.

2.	Retention Award. The Corporation has determined to terminate your right to any severance pursuant to Section 3.3 of the Employment Agreement and Sections 5(a)(i) and (ii) of the Severance Plan. Accordingly, the cash severance that would have been payable to you in connection with a qualifying termination under Section 5 of the Severance Plan will be converted into a cash retention award (the “Retention Payment”). The final amount of the Retention Payment will be determined at or around the Closing Date and shall be no less than the severance that would have been available to you under Section 3.3 of your Employment Agreement and Sections 5(a)(i) and (ii) of the Severance Plan. The Retention Payment will vest and be paid in equal annual installments on each of the following three anniversaries of the Closing, subject to your continued employment through each such dates. In the event you experience a Qualifying Termination (as defined below), or in the event of a termination of employment due to your death or Disability (as defined in the Severance Plan), in each case, prior to the end of the Specified Period, any unvested portion of your Retention Payment will vest and be paid in a lump sum on the first regular pay date immediately following the date on which the release requirements (“Release Requirements”) of Section 9(a) of the Severance Plan in the event of a Qualifying Termination, or Section 3.4(c) of the Employment Agreement in the event of death or Disability, are satisfied. You hereby acknowledge and agree that no severance benefits or payments will be due to you under Section 3.3 of the Employment Agreement or Section 5 of the Severance Plan in the event of any termination of your employment following the Closing Date.

3.	Severance. In the event that, prior to the end of the Specified Period, (a) the Succession Plan does not occur in accordance with the Merger Agreement, and you resign in accordance with the notice and timing procedures for Constructive Termination in the Severance Plan or (b) you experience a termination of your employment without Cause (as defined in the Severance Plan) or as a result of a Constructive Termination (as defined in the Severance Plan, but subject to the section entitled “Waiver of Constructive Termination” below) (each such termination of employment in clauses (a) and (b), a “Qualifying Termination”), you will be entitled to receive (i) any annual bonus or long-term incentive award earned or accrued for a prior performance period that has not yet been paid, (ii) the greater of (A) an amount equal to the sum of (x) your then applicable base salary through the remainder of the Specified Period; and (y) annual bonuses (based on your target bonus for the year in which the Qualifying Termination occurs) that would have been earned or accrued during the remainder of the Specified Period and (B) an amount equal to two times the sum of your then applicable annual base salary and target annual bonus for the year in which the Qualifying Termination occurs, (iii) the employer portion of the COBRA continuation premium to cover you and your dependents enrolled under the Corporation’s health, vision and dental plans in effect as of the termination date for 12 months and (iv) reimbursement of up to $25,000 of reasonable and well-documented expenses directly relating to outplacement counselling services obtained by you during the 18-month period following your termination date. The amounts in clauses (ii) and (iii) will be payable ratably over six months, in accordance with the Corporation’s normal payroll practices, commencing with the payroll period immediately following the date on which the Release Requirements of Section 9(a) of the Severance Plan are satisfied. The reimbursements in clause (iv) shall be made as soon as practicable after submission of appropriate expense reports with the Corporation, but in no event later than the end of the taxable year following the year in which such expense was incurred. In the event you experience a termination of employment due to your death or Disability (as defined in the Severance Plan), you will be entitled to receive a lump sum cash payment on the 60th day following your termination date, subject to compliance with the Release Requirements in Section 3.4(c) of the Employment Agreement, equal to the sum of (1) the Accrued Obligations (as defined in the Employment Agreement) and (2) 12 times the employer portion of the monthly COBRA continuation premium to cover you and your dependents enrolled under the Corporation’s health, vision and dental plans in effect as of the termination date. You hereby acknowledge and agree that no severance benefits or payments will be due to you under Section 3 of the Employment Agreement or Section 4 of the Severance Plan in the event of any termination of your employment following the Closing Date. Amounts under this letter agreement that are conditioned on the satisfaction of the Release Requirements will be paid or will commence, if at all, in accordance with the terms of this letter agreement but in no event later than 75 days following your termination date and only if such Release Requirements have been satisfied prior to such date. In the event that the period for satisfying the Release Requirements of the Severance Plan or under the Employment Agreement begins in one calendar year and ends in a second calendar year, any payment that is conditioned on the satisfaction of such requirement shall commence in the second calendar year.

4.	Outstanding Equity Awards. Your CrossFirst equity awards will be assumed and converted into equity awards of the Surviving Corporation and will vest in accordance with their respective terms; provided, however, that (a) performance criteria on all CrossFirst performance-based restricted stock units (the “CrossFirst PSUs”) outstanding as of the Closing Date shall be deemed satisfied at Closing based on (i) if Closing occurs in the first half of the relevant performance period, target performance as of immediately prior to the Closing Date or (ii) if Closing occurs in the second half of the relevant performance period, actual performance as of immediately prior to the Closing Date in accordance with the Merger Agreement, and (b) such CrossFirst PSUs will only be subject to service-based vesting (the “Service Vesting PSUs”). In the event you experience a Qualifying Termination prior to the end of the Specified Period, your outstanding equity awards will accelerate and vest in full (with any performance-based vesting conditions deemed satisfied based on target performance) and settle at the earliest time permitted without triggering a tax or penalty under Section 409A of the Internal Revenue Code.

5.	Waiver of Constructive Termination. You hereby acknowledge and agree that your removal as Chief Executive Officer of CrossFirst and CrossFirst Bank and your appointment as President and Executive Vice Chairman of the Board reporting to the CEO of the Surviving Corporation and as Chief Executive Officer of Busey Bank, reporting to the Executive Chairman of the Bank Board at the Closing Date, and the associated changes resulting from the Succession Plan will not give rise to a Constructive Termination (as defined in the Severance Plan).

6.	Non-Competition. You will continue to be bound by the restrictive covenants set forth in your Employment Agreement. You hereby acknowledge and agree that, until the later of (a) one year following your termination of employment and (b) the end of the Specified Period, you will not directly or indirectly compete with the business of the Corporation and its subsidiaries and affiliates, including by doing any of the following: engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend your name or any similar name to, lend your credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity that owns or operates, or is, a bank, savings and loan association, credit union, wealth management or investment advisory firm, or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a public filing with any regulatory authority, within the Restrictive Area (as defined below). “Restrictive Area” means an area that encompasses a 50-mile radius from each banking and other office location of the Corporation and its subsidiaries and affiliates, as they may exist from time to time. The foregoing non-competition covenant shall not prohibit you from (i) owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on a national securities exchange that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution or (ii) if your termination of employment is due to a Qualifying Termination, being employed by, or associated with, a firm, partnership, corporation, trust or other entity acting as a private equity fund that invests in Financial Institutions provided that you do not invest in, own, manage, operate, control, finance, participate in the management, operation or control of, be employed by, serve as an employee, officer or director of or consultant to, lend your name or any similar name to, lend your credit to, or render services or advice to (other than any investment, ownership or financing through your investment or economic participation in a private equity fund)any specific Financial Institution with any office located, or to be located at an address identified in a public filing with any regulatory authority, within the Restricted Area. The Corporation may assign any of its rights under the non-competition covenant described herein to Busey Bank at any time. In addition, Busey Bank shall be a third-party beneficiary of this Section 6 entitled to enforce any rights thereunder.

7.	Miscellaneous. Except as set forth above, the terms of your Employment Agreement will remain in full force and effect. Section headings herein are for reference purposes only and shall not affect the interpretation of the provisions hereof.

[Signature Pages Follow]

The parties have executed and entered into this letter agreement on the date first written above and it shall be effective and binding on the parties on and after such date.

Sincerely,

FIRST BUSEY CORPORATION

By:	/s/Van A. Dukeman
Name: Van A. Dukeman
Title: Chairman and Chief Executive Officer

AGREED AND ACCEPTED:

/s/Michael J. Maddox
Michael J. Maddox

ACKNOWLEDGED AND AGREED WITH
RESPECT TO SECTION 6:

BUSEY BANK

By:	/s/Van A. Dukeman
Name:Van A. Dukeman
Title: Chairman and Chief Executive Officer

[Signature Page to Letter Agreement]